UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 22, 2014

SUBURBAN PROPANE PARTNERS, L.P.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-14222	22-3410353
(Commission File Number)	(IRS Employer Identification No.)

240 Route 10 West, Whippany, New Jersey	07981
(Address of Principal Executive Offices)	(Zip Code)

(973) 887-5300

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) As previously reported, Suburban Propane Partners, L.P. (the “Partnership”) announced on November 14, 2013 that, pursuant to a management succession plan developed by Michael J. Dunn, Jr., the Partnership’s President and Chief Executive Officer, and the Partnership’s Board of Supervisors (the “Board”), Michael A. Stivala, the Partnership’s current Chief Financial Officer, will assume the role of its President effective April 1, 2014. On January 23, 2014, the Partnership announced that Mr. Stivala has selected key members of his senior management team, including the promotions, effective April 1, 2014, of Mark Wienberg, 51, currently the Partnership’s Vice President – Operational Support and Analysis, to Chief Operating Officer and of Michael Kuglin, 43, currently the Partnership’s Vice President and Chief Accounting Officer, to Vice President – Finance and Chief Accounting Officer.

Mr. Wienberg joined the Partnership in July 2001 and prior to his current role, he served as Managing Director, Financial Planning and Analysis from October 2003 to October 2007 and as Director, Financial Planning and Analysis from July 2001 to October 2003. In recognition of the increased responsibilities associated with his promotion, at its meeting on January 22, 2014, the Compensation Committee of the Board set Mr. Wienberg’s annual base salary, commencing April 1, 2014, at $325,000 (increased from $280,000). He will continue to participate in the Partnership’s Incentive Compensation Plan, with a bonus target remaining at 80% of his base salary for the 2014 fiscal year. In connection with his promotion, the Compensation Committee also approved the grant to Mr. Wienberg, effective on April 1, 2014, of an award of restricted units under the Partnership’s 2009 Restricted Unit Plan (the “Plan”), having a market value of $500,000 (the number of restricted units will be calculated by dividing said market value by the average of the closing prices, on the New York Stock Exchange, of one Common Unit of the Partnership for the 20 trading days prior to the effective date of grant). Mr. Wienberg remains eligible to participate in the Partnership’s other benefit plans.

Mr. Kuglin joined the Partnership in October 2007 and prior to his current role, he served as Controller and Chief Accounting Officer from November 2009 to November 2011 and as Controller since October 2007. Mr. Kuglin is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants. In recognition of the increased responsibilities associated with his promotion, at its meeting on January 22, 2014, the Compensation Committee of the Board set Mr. Kuglin’s annual base salary, commencing April 1, 2014, at $265,000 (increased from $240,000). He will continue to participate in the Partnership’s Incentive Compensation Plan, with a bonus target of 70% (increased from 65%) of his base salary for the 2014 fiscal year. In connection with his promotion, the Compensation Committee also approved the grant to Mr. Kuglin, effective on April 1, 2014, of an award of restricted units under the Plan, having a market value of $500,000 (the number of restricted units will be calculated by dividing said market value by the average of the closing prices, on the New York Stock Exchange, of one Common Unit of the Partnership for the 20 trading days prior to the effective date of grant). Mr. Kuglin remains eligible to participate in the Partnership’s other benefit plans.

Under the terms of the Plan, the restricted units granted to Messrs. Wienberg and Kuglin will vest over time, with 33.33% of the restricted units granted to each officer vesting at the end of each of the first three anniversaries of the grant date. Upon vesting, restricted units are automatically converted into Common Units of the Partnership.

There are no transactions, since the beginning of the Partnership’s last fiscal year (September 30, 2012), or any currently proposed transaction, in which the Partnership was or is to be a participant and the amount involved exceeds $120,000, and in which either Mr. Wienberg or Mr. Kuglin, or any of their respective immediate family members, had or will have a direct or indirect material interest, other than the compensation and benefits, described above, to be paid to Mr. Wienberg and Mr. Kuglin in connection with their employment by the Partnership.

A copy of the Partnership’s Press Release, dated January 23, 2014, has been furnished as Exhibit 99.1 to this Current Report.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

99.1	Press Release of Suburban Propane Partners, L.P. dated January 23, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUBURBAN PROPANE PARTNERS, L.P.

By:	/s/ PAUL ABEL
Name:	Paul Abel
Title:	Vice President, General Counsel & Secretary

Date: January 23, 2014

EXHIBITS

99.1	Press Release of Suburban Propane Partners, L.P. dated January 23, 2014